As filed with the Securities and Exchange Commission on March 9, 2012

Registration No. 333-_____

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SCHOOL SPECIALTY, INC.

(Exact Name of Registrant as Specified in its Charter)

Wisconsin	39-0971239
(State of Incorporation)	(I.R.S. Employer Identification No.)

W6316 Design Drive
Greenville, Wisconsin	54942
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

School Specialty, Inc.

Stock Option Agreement Issued on

January 12, 2012 to Michael P. Lavelle

____________________________________

Michael P. Lavelle

Chief Executive Officer

School Specialty, Inc.

W6316 Design Drive

Greenville, Wisconsin 54942

(Name, address and telephone number, including area code, of agent for service)

With copies to:

C.J. Wauters

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

(414) 273-3500

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (1)	Amount of registration fee

Common Stock, $0.001 par value per share	75,000	$3.13	$234,375	$26.90

 (1)

In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of School Specialty, Inc. common stock, par value $0.001 per share (the “Common Stock”), that may become issuable as a result of stock dividends, stock splits or similar transactions.

(2)

The registration fee was calculated pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933.  The registration fee is based on the average of the high and low price of a share of Common Stock on March 6, 2012 on the NASDAQ Stock Market.

PART I

The information required by Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the plan listed on the cover of this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents have been filed with the SEC by School Specialty, Inc. (the “Registrant” or the “Company”) and are incorporated by reference in this Registration Statement (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the “Exchange Act”):

(a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2011;

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended July 30, 2011, October 29, 2011 and January 28, 2012;

(c)

The Registrant’s Current Reports on Form 8-K filed June 27, 2011, July 7, 2011, August 25, 2011 and January 12, 2012; and

(d)

The description of the common stock set forth in the Registrant’s Registration Statement on Form 8-A filed June 4, 1998 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold, shall be deemed incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 6.  Indemnification of Directors and Officers

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify any director or officer who is a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person.  A corporation’s obligation to indemnify any such person includes the obligation to pay any judgment, settlement, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses incurred in connection with a proceeding, except in those cases in which liability was incurred as a result of the breach or failure to perform a duty that the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the person has reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (iii) a transaction from which the person derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, an officer or director seeking indemnification is entitled to indemnification if approved in any of the following manners: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification granted, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be reimbursed by a corporation at such time as the director or officer furnishes to the corporation written affirmation of his good faith belief that he has not breached or failed to perform his duties and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Sections 180.0850 to 180.0859 of the WBCL are not exclusive.  A corporation may expand an officer’s or a director’s right to indemnification (i) in its articles of incorporation or by-laws; (ii) by written agreement between the officer or director and the corporation; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, the Company has adopted indemnification provisions in its By-Laws that closely track the statutory indemnification provisions with certain exceptions.  In particular, Section 7.1 of the Company’s By-Laws provides (i) that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited, and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive.

As permitted by Section 180.0857 of the WBCL, the Company has also purchased directors’ and officers’ liability insurance that insures the Company’s directors and officers against certain liabilities.

Item 8.  Exhibits

4.1

Stock Option Agreement between the Company and Michael P. Lavelle dated as of January 12, 2012, incorporated herein by reference to the Company’s current report on Form 8-K dated January 12, 2012

5.1

Opinion of Godfrey & Kahn, S.C.

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

23.2

Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1

Power of Attorney

Item 9.  Undertakings*

The Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b) That, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and each filing of the plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

____________________

*Paragraph numbering conforms to Item 512 of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Greenville, State of Wisconsin, on March 7, 2012.

SCHOOL SPECIALTY, INC.

By:/s/ Michael P. Lavelle

Michael P. Lavelle

President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Date: March 7, 2012	By: /s/ Michael P. Lavelle Michael P. Lavelle President, Chief Executive Officer and a Director (Principal Executive Officer)

Date: March 7, 2012	By: /s/ David N. Vander Ploeg David N. Vander Ploeg Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

Directors: Terry L. Lay, David J. Vander Zanden, A. Jacqueline Dout, Edward C. Emma, Herbert A. Trucksess, III, Jonathan J. Ledecky and Jacqueline F. Woods.

By:

/s/ David N. Vander Ploeg

David N. Vander Ploeg

Attorney-in-Fact*

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

Exhibits

4.1

Stock Option Agreement between the Company and Michael P. Lavelle dated as of January 12, 2012, incorporated herein by reference to the Company’s current report on Form 8-K dated January 12, 2012

5.1

Opinion of Godfrey & Kahn, S.C.

23.1

Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1)

23.2

Consent of Deloitte & Touche LLP, independent registered public accounting firm

24.1

Powers of Attorney